News Release

Contact:
Juan José Orellana
Investor Relations
Molina Healthcare, Inc.
562-435-3666, ext. 111143

MOLINA HEALTHCARE REPORTS
THIRD QUARTER RESULTS

Long Beach, California (November 7, 2006) — Molina Healthcare, Inc. (NYSE: MOH) today announced its financial results for the third quarter and nine months ended September 30, 2006.

Net income for the quarter ended September 30, 2006, increased 80% to $12.3 million, or $0.44 per diluted share, compared with $6.8 million, or $0.24 per diluted share, for the quarter ended September 30, 2005. Net income for the nine months ended September 30, 2006, increased 100% to $34.1 million, or $1.21 per diluted share, compared with $16.9 million, or $0.60 per diluted share, for the same period in 2005.

Commenting on the results, J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, Inc., said, “Our results for the third quarter reflect our continued focus on the medical management initiatives we undertook in order to control medical costs without sacrificing the quality of health care provided to our members. Our Michigan, New Mexico, and Washington health plans delivered strong financial performance in the quarter, while our California health plan continues to face challenges such as higher unit costs and limited premium rates.”

Guidance

The Company is maintaining the fiscal year 2006 guidance it had issued on August 1, 2006, for earnings per diluted share in the range of $1.60 - $1.65.

Financial Results - Comparison of Quarters Ended September 30, 2006 and 2005

Premium revenue for the third quarter of 2006 was $512.1 million, an increase of $86.2 million, or 20.2%, over premium revenue for the third quarter of 2005 of $425.9 million. The acquisition of CAPE Health Plan in Michigan (May 15, 2006) and start-up operations in Indiana and Ohio were the primary drivers of the increase in premium revenue. Membership growth was partially offset by declines in membership in California and Michigan (excluding the CAPE acquisition).

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MOH Announces Third Quarter Results

November 7, 2006

Medical care costs as a percentage of premium revenue (the medical care ratio) decreased to 84.1% in the third quarter of 2006 from 86.1% in the third quarter of 2005. Sequentially, the Company’s overall medical care ratio increased from 83.7% in the second quarter of 2006. The year-over-year improvement in the Company’s medical care ratio was the result of improved medical care ratios in Michigan, New Mexico, and Washington, partially offset by higher medical care ratios in California and Indiana and the start-up of the Company’s Ohio health plan.

A reduction in medical care costs was the primary driver of the stronger financial performance in the Company’s Michigan, New Mexico, and Washington health plans. All three of these health plans reported lower medical care ratios in both the quarter and the nine months ended September 30, 2006, when compared with the comparable periods in 2005. The Company believes that the improvement at these health plans is principally the result of recontracting efforts and improved monitoring and management of medical utilization.

The Company believes that the decline in the California health plan’s profitability is the result of limited premium increases compounded by higher hospital costs. Utilization of medical services does not appear to be a significant contributor to difficulties in the California market. The Company has taken a number of actions to improve performance in California, including the addition of new senior staff and the renegotiation of certain provider contracts. The Company is also exploring ways to increase premium rates from the state.

The medical care ratios in Ohio and Indiana were substantially higher than that experienced historically by the Company as a whole. The Company believes that the higher medical care ratios in Ohio and Indiana are due to following factors:

•
The transition of members from fee-for-service to a managed care environment requires that both members and providers be educated in the appropriate practices of managed care, such as relying on primary care physicians rather than on emergency rooms. Such broad-based educational efforts require time for assimilation before they can result in changed patterns of behavior and treatment.

•	The transition of members into managed care may result in the identification of previously unmet health care needs, which can create a temporary spike in health care costs.

•	The Company’s Indiana plan, and to a lesser degree its Ohio plan, has experienced higher than average pharmacy costs.

Membership at the Company’s Ohio health plan has grown dramatically since September 30, 2006, increasing to approximately 77,000 members at November 1, 2006. The Company anticipates substantial additional growth in Ohio during 2007.

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MOH Announces Third Quarter Results

November 7, 2006

As previously disclosed, the Medicaid contract of the Company’s Indiana health plan will expire on December 31, 2006. The Indiana plan has appealed the state’s decision not to renew the contract. The Company does not believe the discontinuation of this contract, in the event the appeal is unsuccessful, will have a material impact on its cash flows or results of operations.

The Company’s days in claims payable were 54 days at both September 30, 2006 and June 30, 2006. The Company’s days in claims payable at September 30, 2005, were 52 days.

Salary, general and administrative expenses were $60.5 million for the third quarter of 2006, representing 11.7% of total revenue, as compared with $47.0 million, or 11.0% of total revenue, for the third quarter of 2005.

Core G&A (defined as SG&A expenses less premium taxes) increased to 8.6% of total revenue in the third quarter of 2006 compared with 7.4% in the third quarter of 2005. The increase in Core G&A was due to investments in infrastructure to support the Company’s medical care cost control initiatives and also its information technology initiatives, its expansion into Ohio and Texas, and the launch of its Medicare Advantage Special Needs Plans. The Company’s adoption of SFAS No. 123R, Share-Based Payment, effective January 1, 2006, reduced earnings per diluted share by approximately $0.02 in the third quarter of 2006.

Depreciation and amortization expense increased by $1.5 million compared with the third quarter of 2005. Depreciation expense increased by $0.8 million in the third quarter of 2006 due to investments in infrastructure. Amortization expense increased by $0.7 million in the third quarter of 2006 due to the CAPE acquisition in Michigan.

Investment income during the quarter totaled $5.4 million as compared with $2.7 million in the third quarter of 2005, an increase of $2.7 million as a result of higher invested balances and higher rates of return.

Income taxes were recognized in the third quarter of 2006 based upon an effective tax rate of 37.7% as compared with an effective tax rate of 33.9% in the third quarter of 2005. The effective tax rate for the third quarter of 2005 was less than the 38.0% effective rate anticipated by the Company due to an increase in that portion of the Company’s net income earned by subsidiaries that are not subject to state income tax, coupled with larger than anticipated economic development credits in California.

Financial Results - Comparison of Nine Months Ended September 30, 2006 and 2005

Premium revenue for the nine months ended September 30, 2006, was $1,441.2 million, an increase of $221.2 million, or 18.1%, over premium revenue for the nine months ended September 30, 2005, of $1,220.0 million. Acquisitions in California (June 1, 2005) and Michigan (May 15, 2006) and the start-ups in Indiana and Ohio were the primary drivers of the increase in premium revenue. Membership growth was partially offset by declines in membership in California and Michigan (excluding acquisitions).

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MOH Announces Third Quarter Results

November 7, 2006

The medical care ratio decreased to 84.4% in the nine months ended September 30, 2006, from 87.6% in the same nine-month period in 2005, principally due to the factors discussed above.

Salary, general and administrative expenses were $168.0 million for the nine months ended September 30, 2006, representing 11.5% of total revenue, as compared with $117.6 million, or 9.6% of total revenue, for the nine months ended September 30, 2005.

Core G&A increased to 8.5% of total revenue for the nine months ended September 30, 2006, compared with 6.7% in the same nine-month period of 2005. The increase in Core G&A was due to the infrastructure improvements and product and market expansions discussed above. The Company’s adoption of SFAS No. 123R, Share-Based Payment, effective January 1, 2006, reduced earnings per diluted share by approximately $0.06 for the nine months ended September 30, 2006.

Depreciation and amortization expense increased by $4.4 million for the nine months ended September 30, 2006, compared with the same period of 2005. Depreciation expense increased by $2.9 million in 2006 due to investments in infrastructure, principally at the Company’s corporate offices. Amortization expense increased by $1.5 million in 2006 due to acquisitions in California and Michigan.

Investment income for the nine months ended September 30, 2006, was $14.3 million as compared with $6.8 million for the same period in 2005, an increase of $7.5 million as a result of higher invested balances and higher rates of return.

Income taxes were recognized for the nine months ended September 30, 2006, based upon an effective tax rate of 37.7% as compared with an effective tax rate of 36.4% for the nine months ended September 30, 2005.

Cash Flow

Cash provided by operating activities for the nine months ended September 30, 2006, was $67.2 million. Net income and the timing of payments for medical claims and benefits payable were the primary sources of cash provided by operating activities. Partially offsetting these increases was an increase in receivables at the Company’s Utah plan. Cash provided by operating activities for the same period in 2005 was $61.0 million.

At September 30, 2006, the Company was not in compliance with a covenant in its credit agreement with Bank of America regarding its fixed charge coverage ratio. Effective as of November 6, 2006, the Company has entered into a second amendment and waiver with respect to the credit agreement pursuant to which the Company’s non-compliance with the covenant at September 30, 2006, has been waived, and the required ratio under the covenant has been amended on a going-forward basis. At September 30, 2006, the Company owed $15.0 million under its $180 million credit facility.

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MOH Announces Third Quarter Results

November 7, 2006

At September 30, 2006, the Company had, on a consolidated basis, cash and investments of approximately $428.7 million, and the ultimate parent had cash and investments of approximately $28.3 million.

Membership

The following table details the Company’s ending membership by health plan at September 30, 2006, June 30, 2006, and September 30, 2005:

	Sept. 30,	June 30,	Sept. 30,
	2006	2006	2005
California	302,000	307,000	333,000
Indiana	54,000	37,000	21,000
Michigan	227,000	232,000	145,000
New Mexico	62,000	59,000	62,000
Ohio	33,000	30,000	N/A(1)
Texas	3,000	N/A(2)	N/A(2)
Utah	54,000	57,000	56,000
Washington	280,000	286,000	287,000
Total	1,015,000	1,008,000	904,000

(1) The Company’s Ohio plan commenced operations in December 2005.
(2) The Company’s Texas plan commenced operations in September 2006.

The following table details member months (defined as the aggregation of each month’s ending membership for the period) by health plan for the periods indicated:

	Quarter Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2006	2005	2006	2005
California	911,000	927,000	1,006,000	2,785,000	2,598,000
Indiana	150,000	99,000	59,000	328,000	79,000
Michigan	681,000	565,000	441,000	1,677,000	1,375,000
New Mexico	181,000	176,000	183,000	535,000	553,000
Ohio	95,000	86,000	N/A(1)	229,000	N/A(1)
Texas	3,000	N/A(2)	N/A(2)	3,000	N/A(2)
Utah	167,000	179,000	164,000	527,000	492,000
Washington	846,000	858,000	856,000	2,572,000	2,521,000
Total	3,034,000	2,890,000	2,709,000	8,656,000	7,618,000

(1) The Company’s Ohio plan commenced operations in December 2005.
(2)  The Company’s Texas plan commenced operations in September 2006.

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MOH Announces Third Quarter Results

November 7, 2006

Conference Call

The live broadcast of Molina Healthcare’s earnings conference call will begin at 5:00 p.m. Eastern Time, November 7, 2006. The telephone number for this interactive conference call is 212-346-6560. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to the call can be found on the Company’s website at www.molinahealthcare.com or at www.earnings.com.

Molina Healthcare, Inc. is a multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other government-sponsored programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Indiana, Michigan, New Mexico, Ohio, Texas, Utah, and Washington. More information about Molina Healthcare, Inc. can be obtained at www.molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains “forward-looking statements” identified by words such as “will,” “expects,” “believes,” “anticipates,” “plans,” “projects,” “estimates,” “intends,” and similar words and expressions. In addition, any statements that refer to earnings guidance, expectations, projections, or their underlying assumptions, or other characterizations of future events or circumstances, are forward-looking statements. All of the Company’s forward-looking statements are based on current expectations and assumptions that are subject to numerous known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Such factors include, without limitation, risks related to: the continuation of the improvement in the Company’s medical care cost trends; the Company’s ability to accurately identify medical care cost issues and to address them through its medical care cost control initiatives; the Company’s ability to accurately estimate incurred but not reported medical costs; high dollar claims related to catastrophic illness; slower growth in enrollment than projected in the Company’s Ohio health plan, its failure to be re-selected as a provider for Ohio’s Central or Southwest regions or to enter into new Medicaid ABD contracts, or its inability to reduce its medical care ratio within a reasonable period; potential reductions in funding for Medicaid and other government-sponsored healthcare programs; costs associated with the non-renewal of the Medicaid contract of the Company’s Indiana health plan; the successful renewal and continuation of the government contracts of the Company’s health plans; the favorable resolution of pending litigation or arbitration; the adequacy of contractual rates and premiums paid to the Company’s health plans and the implementation of appropriate rate increases; the ability to enter into more favorable hospital or provider contracts; the Company’s ability to successfully integrate its completed acquisitions; the availability of adequate financing to fund and/or capitalize the Company’s acquisitions and start-up activities; membership eligibility processes and methodologies, including citizenship recertification, and the successful maintenance of member enrollment levels; unexpected changes in member utilization patterns, healthcare practices, or healthcare technologies; changes in federal or state laws or regulations or in their interpretation; failure to maintain effective and efficient information systems and claims processing technology; epidemics; and other risks and uncertainties as detailed in  the Company’s reports and filings with the Securities and Exchange Commission and available on its website at www.sec.gov. All forward-looking statements in this release represent the Company’s judgment as of November 7, 2006. The Company disclaims any obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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MOH Announces Third Quarter Results

November 7, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenue:
Premium revenue	$512,080	$425,943	$1,441,197	$1,220,045
Investment income	5,385	2,668	14,278	6,792
Total revenue	517,465	428,611	1,455,475	1,226,837

Expenses:
Medical care costs:
Medical services	95,961	70,677	256,839	201,948
Hospital and specialty services	284,728	255,120	815,287	740,668
Pharmacy	50,181	40,815	143,706	126,600
Total medical care costs	430,870	366,612	1,215,832	1,069,216
Salary, general and administrative expenses	60,504	47,005	168,025	117,611
Loss contract charge (1)	—	—	—	939
Depreciation and amortization	5,633	4,113	15,265	10,869
Total expenses	497,007	417,730	1,399,122	1,198,635
Operating income	20,458	10,881	56,353	28,202

Other expense:
Interest expense	(645)	(581)	(1,636)	(1,288)
Other, net (2)	—	—	—	(400)
Total other expense	(645)	(581)	(1,636)	(1,688)
Income before income taxes	19,813	10,300	54,717	26,514
Income tax expense	7,472	3,489	20,634	9,650
Net income	$12,341	$6,811	$34,083	$16,864

Net income per share:
Basic	$0.44	$0.25	$1.22	$0.61
Diluted	$0.44	$0.24	$1.21	$0.60

Weighted average number of common shares and potential dilutive common shares outstanding	28,346,000	28,067,000	28,253,000	28,010,000

Operating Statistics:
Medical care ratio (3)	84.1%	86.1%	84.4%	87.6%

Salary, general and administrative expense ratio (4), excluding premium taxes	8.6%	7.4%	8.5%	6.7%
Premium taxes included in salary, general and administrative expenses	3.1%	3.6%	3.0%	2.9%
Total salary, general and administrative expense ratio	11.7%	11.0%	11.5%	9.6%

Members (5)	1,015,000	904,000
Days in claims payable	54	52
(1) Represents a charge related to a transition services agreement entered into in connection with the transfer of certain commercial members to another health plan in August 2004.
(2) Represents a charge of $0.4 million related to the write-off of costs associated with a registration statement filed during the second quarter of 2005.
(3)  Medical care ratio represents medical care costs as a percentage of premium revenue.
(4)  Salary, general and administrative expense ratio represents such expenses as a percentage of total revenue.
(5)  Number of members at end of period.
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MOH Announces Third Quarter Results

November 7, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	Sept. 30,	Dec. 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$337,084	$249,203
Investments	91,659	103,437
Receivables	84,540	70,532
Income tax receivable	6,037	3,014
Deferred income taxes	2,073	2,339
Prepaid expenses and other current assets	8,564	10,321
Total current assets	529,957	438,846
Property and equipment, net	37,158	31,794
Goodwill and intangible assets, net	146,953	124,914
Restricted investments	19,980	18,242
Receivable for ceded life and annuity contracts	34,987	38,113
Other assets	8,539	8,018
Total assets	$777,574	$659,927

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims and benefits payable	$256,927	$217,354
Deferred revenue	12,472	803
Accounts payable and accrued liabilities	40,297	31,457
Total current liabilities	309,696	249,614
Long-term debt	15,000	—
Deferred income taxes	6,705	4,796
Liability for ceded life and annuity contracts	34,987	38,113
Other long-term liabilities	4,596	4,554
Total liabilities	370,984	297,077

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized; issued and outstanding: 28,070,646 shares at September 30, 2006, and 27,792,360 shares at December 31, 2005	28	28
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	172,112	162,693
Accumulated other comprehensive loss	(391)	(629)
Retained earnings	255,231	221,148
Treasury stock (1,201,174 shares, at cost)	(20,390)	(20,390)
Total stockholders’ equity	406,590	362,850
Total liabilities and stockholders’ equity	$777,574	$659,927

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MOH Announces Third Quarter Results

November 7, 2006

MOLINA HEALTHCARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
Operating activities:
Net income	$34,083	$16,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,265	10,869
Amortization of capitalized credit facility fees	646	519
Deferred income taxes	(2,510)	(645)
Stock-based compensation	4,331	875
Changes in operating assets and liabilities:
Receivables	(13,099)	1,885
Prepaid expenses and other current assets	2,068	(1,361)
Medical claims and benefits payable	17,036	39,104
Accounts payable and accrued liabilities	7,411	6,385
Income taxes	1,955	(13,499)
Net cash provided by operating activities	67,186	60,996

Investing activities:
Purchases of equipment	(13,285)	(9,808)
Purchases of investments	(103,702)	(55,273)
Sales and maturities of investments	115,866	33,720
Net cash acquired (paid) in purchase transactions	5,820	(32,288)
Increase in restricted cash	(738)	(539)
Increase in other long-term liabilities	42	496
Increase in other assets	(1,218)	(4,843)
Net cash provided by (used in) investing activities	2,785	(68,535)

Financing activities:
Borrowing under credit facility	20,000	3,100
Principal payments on credit facility, capital lease obligations and mortgage note	(5,000)	(3,227)
Tax benefit from exercise of employee stock options recorded as additional paid-in capital	1,094	1,674
Proceeds from exercise of stock options and employee stock purchases	1,816	1,414
Net cash provided by financing activities	17,910	2,961
Net increase (decrease) in cash and cash equivalents	87,881	(4,578)
Cash and cash equivalents at beginning of period	249,203	228,071
Cash and cash equivalents at end of period	$337,084	$223,493

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MOH Announces Third Quarter Results

November 7, 2006

MOLINA HEALTHCARE, INC.
CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands)
(Unaudited)

The following table shows the components of the change in medical claims and benefits payable for the nine months ended September 30, 2006 and 2005:

	Nine Months Ended
	September 30,
	2006	2005
Balances at beginning of period	$217,354	$160,210
Medical claims and benefits payable from business acquired during the period	22,536	-
Components of medical care costs related to:
Current year	1,254,174	1,071,500
Prior years	(38,342)	(2,284)
Total medical care costs	1,215,832	1,069,216
Payments for medical care costs related to:
Current year	1,017,923	880,713
Prior years	180,872	149,399
Total paid	1,198,795	1,030,112
Balances at end of period	$256,927	$199,314

The Company’s claims liability includes an allowance for adverse claims development based on historical experience and other factors including, but not limited to, variation in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease and large claims. The Company’s reserving methodology is consistently applied across all periods presented. Accordingly, any benefit recognized in medical care costs resulting from favorable development of an estimated liability at the start of the period (captured as a component of “medical care costs related to prior years”) may be offset by the addition of an allowance for adverse claims development when estimating the liability at the end of the period (captured as a component of “medical care costs related to current year”).

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